UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 7, 2006

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PC MALL, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-25790 (Commission File Number)	95-4518700 (I.R.S. Employer Identification No.)

2555 West 190th Street, Suite 201

Torrance, California 90504

(Address of Principal Executive Offices) (Zip Code)

(310) 354-5600

Registrant's telephone number, including area code

(Former Name or Former Address, if Changed since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 7, 2006, PC Mall Gov, Inc. (“PC Mall Gov”), a wholly-owned subsidiary of PC Mall, Inc., acquired through a wholly-owned subsidiary the products business from Government Micro Resources, Inc. (“GMRI”) for a purchase price of $3,250,000 in cash pursuant to an Asset Purchase Agreement. The acquired assets include the GMRI trade names, contracts and the related employees. The Asset Purchase Agreement includes representations, warranties, covenants, non-competition agreements, transition service arrangements and indemnification obligations customary for transactions of this nature.

Pursuant to the Asset Purchase Agreement, GMRI granted PC Mall Gov and its affiliates an exclusive option for a period of 60 days from the date of the Asset Purchase Agreement to purchase the services business from GMRI in a stock purchase or merger transaction for a cash purchase price equal to $2,375,000. The definitive agreement will be in a form customary for transactions of this type and would include customary and comprehensive representations, warranties, covenants, agreements, indemnification and conditions to closing substantially similar to such provisions in the Asset Purchase Agreement (including PC Mall Gov’s completion, to its satisfaction, of its due diligence investigation) and such additional provisions necessary based on the structure of the transaction which are mutually agreeable to the parties.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement which is filed as Exhibit 10.1 hereto and is incorporated into this report by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Asset Purchase Agreement, dated as of September 7, 2006, by and among a wholly-owned subsidiary of PC Mall Gov, GMRI and the shareholders of GMRI.
99.1	Press Release of PC Mall Gov dated September 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC MALL, INC.

Date: September 12, 2006

By: /s/ Theodore R. Sanders

Name: Theodore R. Sanders

Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated as of September 7, 2006, by and among a wholly-owned subsidiary of PC Mall Gov, GMRI and the shareholders of GMRI.
99.1	Press Release of PC Mall Gov dated September 7, 2006.